Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO REPORTS THIRD QUARTER FISCAL 2009
SALES AND REVISES GUIDANCE
NASHVILLE, Tenn., Nov. 18, 2008 —Genesco Inc. (NYSE: GCO) today announced that it currently expects to report net sales of approximately $390 million for the third quarter ended November 2, 2008, compared to $372 million for the same period last year, or an increase of 5%. The Company said that it estimates that total same store sales for the third quarter increased 2%, with the Journeys Group up 5%, Hat World Group up 2%, Underground Station Group up 1% and Johnston & Murphy Group down 15%. The Company now expects to report earnings per diluted share of $0.41 to $0.43 for the third quarter compared to $0.23 for the corresponding period a year ago. Third quarter earnings per diluted share are expected to reflect restructuring charges of approximately $2.3 million pretax, which included fixed asset impairments and store closing costs, and $0.2 million pretax of merger-related expenses, offset by a favorable FIN 48 tax adjustment of $1.2 million. Adjusting for these items, earnings from continuing operations would have been $9.0 million to $9.5 million or $0.41 to $0.43 per diluted share in the third quarter. Last year’s results included $6.2 million pretax, or approximately $0.16 per diluted share, primarily of litigation and other expenses related to the Company’s proposed merger and retail store impairment charges. Adjusting for such items, earnings from continuing operations would have been $10.0 million, or approximately $0.39 per share, in the third quarter last year. The presentation of results excluding these restructuring charges, the favorable tax adjustment and merger-related expenses is consistent with earlier quarterly disclosures and the Company’s previously announced earnings expectations for the year. The Company believes that the provision of annual earnings guidance and the disclosure of earnings before discontinued operations for the current fiscal year and the presentation of comparable measures from the year-earlier period is useful to investors, particularly because of the magnitude of a gain from a settlement of merger-related litigation during the second quarter of the current year, the income tax effects of the settlement, merger-related expenses in both years and other items that distort the period-to-period comparisons. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to the U.S. Generally Accepted Accounting Principles is included on Schedule B to this press release. The Company also stated that it expects inventories to be down approximately 4% for the quarter.
Genesco President and Chief Executive Officer Robert J. Dennis said, “We were pleased with the performance of both the Journeys Group and Hat World Group during the quarter, particularly given the extremely challenging retail environment, and the solid results underscore their strong competitive positions in the marketplace. And while Underground Station missed its sales targets, stronger than expected gross margins allowed it to essentially meet its profit expectations. The biggest shortfall was at Johnston & Murphy, as the difficult macroeconomic environment, especially for retailers at the better end, negatively impacted its results for the quarter.”

Genesco also revised its outlook for fiscal 2009. Based on the current uncertainty in the retail market, the Company is providing a wider range of guidance for the fourth quarter. Based on same store sales trends throughout the third quarter and into early November, the Company now anticipates that its fourth quarter same store sales could range from -1% to -4%, which would result in an estimated corresponding earnings per diluted share range (calculated on the same basis as the Company’s previous annual guidance and reconciled to U.S. GAAP on Schedule B) of $1.06 to $1.20 for the fourth quarter. November-to-date total same store sales through November 16 are down 9%, with Journeys Group down 9%, Hat World Group down 6%, Underground Station Group down 15% and Johnston & Murphy Group down 20%.
The Company believes that the early November same store sales trends at Journeys reflect unfavorable period-to-period comparisons for certain key product lines, primarily due to changes in the timing of vendor shipments this year, and it expects to experience meaningful same store sales improvements at Journeys beginning at the end of November as additional shipments this year help drive sales.
Dennis continued, “In the near term, we remain focused on what we can best control in these difficult times, namely, costs, inventory management and ensuring that we have the right merchandise in our stores to meet our customers’ wants and needs. Longer-term, our strong portfolio of leading brands and concepts positions us well for the future.”
Cautionary Note Concerning Forward-Looking Statements
     This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements and closing adjustments to financial information reported, continuing weakness in the consumer economy, fashion trends that affect the sales or product margins of the Company’s retail product offerings, inability of customers to obtain credit, changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons, changes in buying patterns by significant wholesale customers, bankruptcies or deterioration in financial condition of significant wholesale customers, disruptions in product supply or distribution including receipt of key merchandise as anticipated, unfavorable trends in fuel costs, foreign exchange rates, foreign labor and materials costs, and other factors affecting the cost of products, and competition in the Company’s markets. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable lease terminations and otherwise to execute previously announced store closing plans on schedule and at expected expense levels, unexpected changes to the market for our shares, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
Earnings Release and Conference Call
     Genesco plans to release its actual third quarter fiscal 2009 earnings and host its quarterly conference call on Tuesday, November 25, 2008. The Company’s live conference call will be held at 7:30 a.m. (Central time) and may be accessed through the Company’s internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,225 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com, and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

Schedule B
Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended November 1, 2008 and November 3, 2007

	3 mos	Impact	3 mos	Impact
In Thousands (except per share amounts)	Nov 1,2008	on EPS	Nov 3, 2007	on EPS

Earnings from continuing operations, as reported	$8,995 - 9,463	$0.41 - 0.43	$5,610	$0.23

Adjustments: (1)
Merger-related expenses	141	—	3,698	0.14
Impairment & lease termination charges	1,356	0.06	52	0.00
Other legal matters	7	—	—	—
(Higher)/lower effective tax rate	(1,463)	(0.06)	599	0.02

Adjusted earnings from continuing operations (2)	$9,036 - 9,504	$0.41 - 0.43	$9,959	$0.39

(1)	All adjustments are net of tax. The tax rate for the third quarter of Fiscal 2009 before the impact of the settlement of merger-related litigation and deductibility of prior year merger-related expenses and a positive adjustment of $1.2 million of a previously accrued FIN 48 item is 40.8% excluding a FIN 48 discreet item of $73,000. The tax rate for the third quarter of Fiscal 2008 is 39.7%.

(2)	Reflects 23.4 million share count which includes convertible shares and common stock equivalents.

The Company believes that disclosure of earnings and earnings per share from continuing operations on a pro forma basis adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, in light of the impact of a higher effective tax rate and other items not reflected in those expectations.

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fourth Quarter Ending January 31, 2009

	High Guidance		Low Guidance
In Thousands (except per share amounts)	Fiscal 2009		Fiscal 2009

Forecasted earnings from continuing operations	$26,654	$1.16	$23,303	$1.01

Adjustments: (1)
Impairment and lease termination charges	1,892	$0.08	1,892	0.08
Lower effective tax rate	(791)	$(0.03)	(791)	(0.03)

Adjusted forecasted earnings from continuing operations (2)	$27,755	$1.20	$24,404	$1.06

(1)	All adjustments are net of tax. The tax rate for Fiscal 2009 before the impact of the settlement of merger-related litigation and deductability of prior year merger-related expenses is 40.8% excluding FIN 48 discreet items of $62,000.

(2)	Reflects 23.6 million share count which includes convertible shares and common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.